Execution Version

Exhibit 10.2

PURCHASE AND SALE AGREEMENT

by and among

DUKE REALTY LIMITED PARTNERSHIP,

DUKE SECURED FINANCING 2009-1PAC, LLC,

DUKE REALTY OHIO

and

DUKE/PRINCETON, LLC

as of December 17, 2010

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made and entered into as of December 17, 2010 (the “Effective Date”), by and among DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“DRLP”), DUKE SECURED FINANCING 2009-1PAC, LLC, a Delaware limited liability company (“DSF”), DUKE REALTY OHIO, an Indiana general partnership (“DRO”) (DRLP, DSF, and DRO are collectively called “Seller”) and DUKE/PRINCETON, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, DRLP is the owner of the Projects (hereinafter defined) located on the Land described on Exhibit B-1 attached hereto (collectively, the “DRLP Projects”); and

WHEREAS, DSF is the owner of the Projects located on the Land described on Exhibit B-2 attached hereto (collectively, the “DSF Projects”);

WHEREAS, DRO is the owner of the Projects located on the Land described on Exhibit B-3 attached hereto (collectively, the “DRO Projects”);

NOW, THEREFORE, in consideration of One Dollar ($1.00), the covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. Background and Definitions

(a) The Land. All of those certain tracts or parcels of real property legally described on Exhibits B-1, B-2 and B-3 attached hereto, together with all right, title and interest of Seller in and to any land lying in the bed of any street adjacent to or abutting or adjoining thereto, and all privileges, rights of way, tenements, hereditaments and easements appurtenant, including, all minerals, oil or gas on or under such Land, development rights, air rights, water rights and any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining such Land (collectively, the “Land”).

(b) The Buildings. The buildings and improvements currently located on the Land, including, but not limited to, any and all structures, systems, facilities, fixtures, machinery, equipment and conduits and lines that provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto, which sometimes shall specifically be referred to by its common name as set forth in Exhibit C attached hereto (each a “Building” and collectively, the “Buildings”).

(c) Personal and Intangible Property. Seller’s interest in all items of personal property owned by Seller and located on the Land or used in connection with the ownership or operation of each Project (as hereinafter defined), along with any intangible property now or hereafter owned by Seller and used in the ownership or operation of each Project including, without limitation, any plans, drawings and specifications, surveys, soils reports, environmental studies, manuals, permits, licenses, approvals, guaranties, warranties, contract rights, agreements, equipment lease agreements, files regarding tenants, vendors and suppliers, utility agreements or other rights relating to the ownership, development, use or operation of each Project (collectively, the “Personal and Intangible Property”). The parties hereto acknowledge and agree that the cash balances of any accounts standing in the name of Seller on or before the applicable date of Closing shall remain the property of Seller and shall not be included in the property to be conveyed under this Agreement.

(d) Projects. The Land, the Buildings and the Personal and Intangible Property shall collectively be referred to as the “Projects,” and individually as a “Project.”

(e) Lease or Leases. The licenses, occupancy agreements and leases, along with any amendments, subleases, sublicenses and assignments thereto, for the Projects which are in full force and effect as of the Effective Date and described on Exhibit I attached hereto.

(f) GSA Lease. Each Lease with a federal government agency Tenant (each a “GSA Tenant”) that is part of or administered by the Federal Government’s General Services Administration.

(g) Tenant or Tenants. Each tenant that has executed or is otherwise bound by a Lease.

(h) Tranche 1 Closing. The closing on December 21, 2010 of the sale and transfer of those Projects described on Exhibit L-1.

(i) Tranche 2 Closing. The closing on March 31, 2011 of the sale and transfer of those Projects described on Exhibit L-2.

(j) Tranche 3 Closing. The closing on June 30, 2011 of the sale and transfer of those Projects described on Exhibit L-3.

(k) Closing or Closings. Any one or all of the Tranche 1 Closing, the Tranche 2 Closing and the Tranche 3 Closing, as applicable.

(l) Duke Hulfish. Duke/Hulfish, LLC, the sole member of Buyer.

(m) CBOP. CBRE Operating Partnership, L.P., a member of Duke Hulfish.

(n) Operating Agreement. The Amended and Restated Limited Liability Company Agreement of Duke/Hulfish, LLC of even date herewith.

ARTICLE 2. Purchase and Sale and Purchase Price

(a) Purchase and Sale. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Projects. In connection therewith and subject to and in accordance with the terms and provisions of this Agreement, Seller shall also (a) convey to Buyer the Personal Property pursuant to the terms of the Bill of Sale, and (b) assign to Buyer, and Buyer shall assume pursuant to the Assignment, the Leases, the Guaranties, the Service Contracts, Commission Agreements (the foregoing terms as hereinafter defined) (as well as the other property described in the Assignment), and all other rights and obligations to be assigned by Seller and assumed by Buyer hereunder pursuant to the terms of this Agreement.

(b) Purchase Price. The aggregate purchase price for the Projects is FIVE HUNDRED SIXTEEN MILLION SIX HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($516,650,000.00) (the “Aggregate Purchase Price”). The value for each of the individual Projects (in each case, the “Purchase Price”) is set forth on Exhibit D attached hereto. The Purchase Price, and, accordingly, the Aggregate Purchase Price is subject to adjustments as set forth in this Article 2.

Notwithstanding anything to the contrary contained herein, at Seller’s election, Seller may structure the transaction contemplated herein by conveying title to the DSF Projects to a newly formed single purpose entity (“SPE”) in which DRLP or DSF is the only member, using the form of conveyance documents contemplated in this Agreement, and then effectuate a transfer of all ownership interests in the SPE to the Buyer or to one or more SPEs formed by the Buyer (each a “DSFSPE”) by an assignment and assumption of membership interest in the SPE in the form attached hereto as Exhibit A (the “Assignment of Membership Interest”). Additionally, the Buyer may elect to have Seller convey fee simple title to the DSF Projects to each DSFSPE, and not the Buyer.

(c) Intentionally Deleted.

(d) Prorations. Buyer and Seller will prorate all income, taxes and expenses relating to each Project on a cash basis (i.e. based solely upon amounts payable in the year in which Closing occurs regardless of when they accrue) as of the date of Closing, based on Buyer’s and Seller’s respective periods of ownership.

(i) Pre-Closing Rent. Except as provided in subparagraph (ii) below, Seller shall pay or credit to the Buyer at the applicable Closing all base or minimum rent (“Base Rent”) and estimated reimbursement payments of operating expenses, taxes and insurance (“Additional Rent”) paid by the Tenant under a Lease for the calendar month in which the Closing occurs, prorated for the number of days during such calendar month from, including and after the date of the Closing. Collectively, Base Rent and Additional Rent shall be referred to as the “Rent.” Notwithstanding anything herein to the contrary, the parties hereto acknowledge that rent for the GSA Leases are generally paid one month in arrears during the first week of the following month and any rents collected with respect to such GSA Leases as of the Closing and/or post-Closing that are allocable to the pre-Closing period and/or the date of Closing shall be paid to and for the account of Seller.

(ii) Post-Closing Rent. With respect to each Project, after the Closing Buyer shall make good faith efforts (but without being required to institute any legal action against any Tenant) to collect all unpaid Rents for any period prior to the date of the Closing. Any Rents due and owing Seller before the Closing by a Tenant under a Lease that are unpaid at the date of the Closing, are herein called “Delinquent Rents”. There shall be no cash credit to Seller at the Closing of a Project on account of any Delinquent Rents, but following the Closing, rental and other payments received by the

Buyer or Seller from a Tenant shall be first applied toward the payment of Rent and other charges then currently owed to Buyer, then toward the actual out-of-pocket costs of collection paid to parties other than the managing agent of the Project, and finally such Rents shall be applied toward the payment of Delinquent Rents.

(iii) Real Estate Taxes. Real Estate taxes and assessments (“Taxes”) for each Project will be prorated between Buyer and Seller on a cash basis (i.e., Taxes first coming due during the year in which the Closing occurs will be prorated at Closing, regardless of the year to which such Taxes apply or are accrued). If Taxes due during the year in which the Closing occurs have not been billed or are not ascertainable as of the Closing Date, proration of Taxes shall be based upon the most recently available bill for taxes. Notwithstanding the foregoing, there will be no proration for Taxes to the extent a Lease requires a Tenant to pay Taxes either directly to the taxing authorities or by annual reimbursement to Seller, rather than paying estimated amounts therefor to Seller as Additional Rent. With respect to each Project, Seller shall pay all Taxes due prior to the Closing and Buyer shall pay all taxes due on or after Closing.

(iv) Tenant Security Deposits. With respect to each Project, Buyer shall receive a credit, or Seller shall pay Buyer, at the Closing therefore, an amount equal to the total amount of cash security deposits (and any accrued but unpaid interest thereon required by a Lease to be paid to the Tenant) held by Seller pursuant to the applicable Lease, less portions thereof which were applied by Seller after the date of this Agreement in accordance with the Lease to cure defaults by the Tenant under the Lease. At each Closing, Seller will transfer to Buyer any non-cash security held by Seller under the applicable Lease to secure payment and performance under such Lease.

(v) Re-Proration and Reconciliation. The prorations made between Seller and Buyer under this Article 2 may be based on estimates. Except as otherwise expressly provided herein, if any prorations made at a Closing are based on estimates, then, when the actual amounts are finally determined, Seller and Buyer shall re-prorate post Closing based on actual amounts, and Seller or Buyer, as the case may be, shall make an appropriate payment to the other based on such re-proration. The re-proration shall be completed on or before June 1st of the year following the year of the Closing. Buyer shall be responsible for reconciling Additional Rent with the Tenants from and after the year of the Closing.

(e) Leasing Costs. Except as set forth in this Article 2(e), (i) all obligations for leasing commissions, landlord’s work, tenant improvements, free rent, and any other concessions or allowances granted to any Tenant (collectively, “Leasing Costs”) pursuant to Leases and lease amendments entered into prior to the Effective Date shall be paid by Seller, and (ii) all Leasing Costs pursuant to leases and lease amendments entered into on or after the Effective Date shall be paid by Buyer. Buyer shall pay for Leasing Costs in connection with the extension or renewal of the initial current term under any Lease, and for expansions of any Building, which are exercised by the Tenant on or after the Effective Date (including any commissions hereafter arising under the Commission Agreements listed on Exhibit J attached hereto). At the applicable Closing, Buyer shall assume those commission agreements set forth on Exhibit J attached hereto. Notwithstanding the foregoing, Seller shall be responsible for payment of all Leasing Costs listed in Exhibit N-1 attached hereto, and Buyer shall be responsible for all Leasing Costs listed in Exhibit N-2 attached hereto (the “Buyer Paid Leasing Costs”). At each Closing, Buyer shall reimburse Seller for all Buyer Paid Leasing Costs paid by Seller prior to the Closing for the Projects included in such Closing. The provisions of this paragraph of Article 2 shall expressly survive the Closings.

(f) Transaction Costs. Except as set forth below, all costs associated with the formation of Buyer and conveyance of the Projects to the acquiring entity (the “Transaction Costs”) will be borne by Buyer. Notwithstanding the foregoing, transfer, recording and deed stamp taxes, intangible taxes, recording costs, escrow closing costs, survey costs, and the cost of owner’s title insurance shall be divided between Seller and Buyer in accordance with the local custom of the state and county in which each Project is located.

Seller and Buyer will each bear the costs of its own financial and legal advisors in connection. CBOP will pay all of the due diligence costs incurred by Buyer.

ARTICLE 3. Earnest Money

Within one (1) business day after the Effective Date, Buyer shall deposit with First American Title Insurance Company, National Commercial Services Division, 30 N. LaSalle Street, Suite 2700, Chicago, IL 60602 Attn: Martha Reyna (“Escrow Agent”), earnest money in the amount of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00) (together with all interest earned thereon, the “Earnest Money”). The Earnest Money shall be allocated between the Projects as set forth on Exhibit D attached hereto; provided that, except as otherwise set forth in this Agreement, the Earnest Money shall continue to be held in escrow until the Tranche 3 Closing, at which the Earnest Money shall be applied in full to the Purchase Price payable at the Tranche 3 Closing. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree to promptly execute and deliver such notice or notices as shall be reasonably necessary to authorize Escrow Agent to make such disbursement.

CBOP shall be solely responsible for making the entire Earnest Money deposit.

ARTICLE 4. Buyer’s Entry on the Projects

(a) Buyer hereby acknowledges that, with the exception of the Project located at 5525 Parkcenter Circle, Dublin, Ohio (the Dublin Project”), it has received all of the due diligence items set forth on Exhibit E (the “Seller Deliveries”) and performed its inspections, surveys, examinations, tests and studies of the Projects. Except as otherwise expressly provided herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of the Seller Deliveries or any other studies, documents, reports or other information provided to Buyer by Seller. Subject to the Leases, Buyer and its agents shall have the right, from time to time prior to the Closing of the Projects, during normal business hours, to enter upon each Project to confirm the satisfaction of Buyer’s Conditions set forth in Article 8(a). Buyer agrees to give Seller reasonable advance telephonic notice of entry by contacting Nicholas C. Anthony, Senior Vice President of Duke Realty Corporation at 317-808-6112 and to conduct such entries during normal business hours to the extent practicable. Buyer agrees to conduct all entries on the

Projects in accordance with all applicable laws and in a manner that will not unreasonably interfere with the operations of Seller or the Tenants thereon and will not harm or damage the Projects or cause any claim adverse to Seller or the Tenants, and agrees to repair or restore the Projects to their condition prior to any such entries (to the extent practicable) immediately after conducting the same. Buyer shall not contact the Tenants concerning the Projects without Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), however, Buyer shall have the opportunity to arrange interviews with the Tenants through Seller representatives subject to the availability of the Tenants. Buyer hereby indemnifies and holds Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, subsidiary, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (collectively, “Seller Related Parties”) harmless from and against any claims for injury or death to persons, damage to the Project or other actual (but not consequential or punitive) losses, damages or claims, including, without limitation, claims of any Tenant(s) then in possession, and including, without limitation, in each instance, reasonable attorneys’ fees and litigation costs, resulting from (i) the entry on the Projects by or any action of, any person or firm entering the Projects on Buyer’s behalf as aforesaid or, (ii) any breach by Buyer of its obligations under this Article 4, or (iii) any liens caused by or on behalf of Buyer, which indemnity shall survive the Closings and any termination of this Agreement; provided, however, that the foregoing indemnity shall not apply to: (i) the negligence of any of the Seller Related Parties or (ii) the mere discovery of a pre-existing condition. Prior to, and as a condition to any entry on the Projects by Buyer or its agents for the purposes set forth herein, if not previously delivered before the Effective Date, Buyer shall deliver to Seller a certificate of insurance evidencing comprehensive general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000.00 and excess umbrella coverage for bodily injury and Project damage in the amount of $5,000,000.00, in a form reasonably acceptable to Seller, covering any activity, accident or damage arising in connection with Buyer or agents of Buyer on the Project, and naming Seller, as an additional insured.

ARTICLE 5. Title and Survey

(a) Deed. At each Closing, Seller shall convey each Project to the Buyer or each DSFSPE by limited or special warranty deed, or similar instrument to the Buyer or its wholly-owned subsidiary (each a “Deed”), which will be subject only to (i) all presently existing and future liens of unpaid taxes or assessments, water rates, water charges and sewer taxes, rents and charges, if any, not yet due and payable (but subject to Article 2(d)(iii)); (ii) all matters of public record affecting title to the Project waived or not objected to by Buyer pursuant to this Article 5 or otherwise reasonably acceptable to Buyer; (iii) the rights of the Tenants under the applicable Leases, as Tenants only; (iv) any matters created or caused solely by Buyer; (iv) use restrictions of record that do not adversely affect the development, operations or expansion of the Project and are not violated by the Building or the intended operations thereof (collectively, the “Permitted Exceptions”). The standard of title set forth in this Article 5(a) also shall apply to the acquisition of the Project pursuant to the Assignment of Membership Interest.

(b) Seller Easements. Buyer agrees that Buyer will not unreasonably withhold Buyer’s consent to the recording of any subdivision plats, easements or similar instruments encumbering a Project for the benefit of adjacent or surrounding properties owned by Seller (collectively, “Seller Easements”) to be recorded from the date hereof to the Closing Date so long as the Seller Easements do not materially adversely affect the flow of traffic to and from such Project, provided Seller shall notify Buyer of any Seller Easements so desired by Seller by written notice given, if at all, on or before the date that is ten (10) business days from Seller’s receipt of the Survey, and thereafter Seller and Buyer shall use good faith efforts to agree on the nature, location and size of any such Seller Easements as well as the form and substance of the easement agreements relating thereto. Any Seller Easements created, granted and/or reserved by Seller pursuant to this Article 5(b) shall be deemed to constitute Permitted Exceptions.

(c) Title and Survey Review. Seller has ordered updated surveys for each Project (the “Surveys”). Buyer shall review the Surveys and the title commitments (“Title Commitments”) to be issued by First American Title Insurance Company, whose address is 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602 (“Title Insurer”). Subject to Article 5(c), and except for the Dublin Project, Buyer shall have until the Effective Date to (i) examine the Title Commitments and the Surveys for the Projects, and (ii) give written notice to Seller of any objections that Buyer may have to title or survey (the “Title Objection Notice”). If Buyer shall fail to timely deliver the Title Objection Notice, Buyer shall be deemed to have waived such right to object to any title exceptions or defects contained in the Title Commitment or shown on the Survey. If Buyer does timely deliver the Title Objection Notice to Seller, Seller shall elect, by written notice delivered to Buyer within ten (10) business days following Seller’s receipt of the Title Objection Notice (the “Cure Response Period”) to either endeavor to cure or satisfy any particular objection(s) at or prior to Closing or not to so cure or satisfy any particular title objection(s) (the “Title Response Notice”). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed sixty (60) days, in order to undertake to cure or satisfy any particular objection(s) raised by Buyer in the Title Objection Notice, provided, however, that Seller shall notify Buyer, in writing, within three (3) days prior to the scheduled Closing Date, of its election to so adjourn the Closing. To the extent Seller shall fail to deliver the Title Response Notice to Buyer within the time required therefor or shall elect not cure any particular title objection(s) by Closing, then Buyer may elect, by written notice to Seller given within the earlier of (x) five (5) business days after delivery of the Title Response Notice or (y) the expiration of the Cure Response Period, either to (a) partially terminate this Agreement, however, such partial termination shall only affect the Project applicable to such failure of delivery or election, and this Agreement shall otherwise continue in full force and effect, in which case the Earnest Money allocated to the terminated Project shall be returned to Buyer by Escrow Agent and the parties shall have no further rights or obligations hereunder with respect to the terminated Project, except for those which expressly survive any such termination, or (b) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement, without any reduction in the Purchase Price. Seller shall not be required to cure any matter objected to by Buyer, except that Seller shall be obligated to cure, release of record or omit from the title commitment at or prior to Closing the following: (i) the lien of any mortgage, deed of trust or trust deed evidencing any indebtedness owed, or voluntarily assumed or taken subject to by Seller, (ii) tax liens for delinquent Taxes, (iii) mechanics liens for work or materials supplied to the Project and (iv) broker’s liens filed pursuant to an agreement between Seller and a broker. If Buyer fails to so give Seller notice of its election within the timeframe required therefor, Buyer shall be deemed to have elected the option contained in subpart (b) above. If

Seller does so reasonably cure or satisfy, or undertake to reasonably cure or satisfy, such objection to the satisfaction of Buyer, then this Agreement shall continue in full force and effect. Buyer shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

(d) Title Continuation. If any continuation, update or revision of the title commitments issued by the Title Insurer or the Surveys discloses any claim, lien or exception adversely affecting title to any Project other than the “Permitted Exceptions” and which Buyer is not willing to waive (a “Subsequent Defect”), Buyer shall give written notice thereof to Seller within five (5) business days after Buyer’s receipt of such continuation, update or revision. Buyer and Seller shall have the same rights regarding each Subsequent Defect as are provided in this paragraph with respect to matters set forth in a Title Objection Notice.

ARTICLE 6. Operations Pending Closing

(a) After the Effective Date, without Buyer’s prior written consent, which may be provided by electronic mail, and which consent shall not to be unreasonably withheld, conditioned or delayed (provided, however, Buyer’s consent shall be deemed granted in the event Buyer does not object in writing thereto within five (5) business days after Seller requests such consent from Buyer), Seller shall not enter into any new Lease or any modification, amendment, restatement, termination, or renewal of any of the Leases except for letters of understanding, certificates, punch lists and other documents contemplated by the applicable Lease; provided, however, Seller may enter into such agreements if so required by a Lease (e.g. if a Tenant exercises a renewal option or expansion option). Seller shall promptly deliver a copy of any item described in the preceding sentence entered into or received by Seller following the Effective Date. Seller promptly shall deliver to Buyer a copy of any written notice of default given or received by Seller under any Lease from and after the Effective Date.

(b) After the Effective Date, Seller shall have the right to enter into standard service, construction, materials and maintenance contracts necessary for operation and maintenance of a Project (e.g. landscaping, security, parking lot sweeping, garbage removal, etc.), so long as such contracts are either: (i) at competitive rates and terminable upon thirty (30) days’ notice, or (ii) remain Seller’s sole responsibility and are not assigned at Closing. Seller’s execution of such contracts shall not require Buyer’s prior consent, however, Seller shall provide a copy of each said contract to Buyer promptly after its full execution. At or before each Closing, Seller shall terminate, without cost to the Buyer, all existing property management agreements for the Projects relating thereto.

(c) After the Effective Date, Seller also shall continue to maintain all casualty, liability and hazard insurance currently in effect with respect to the Projects to the extent such insurance is in place with respect to the Projects as of the Effective Date, or as required under the Leases.

ARTICLE 7. Post-Closing Matters

(a) GSA Leases. Buyer and Seller acknowledge and agree that the transfer of any GSA Lease is subject to the provisions of the Assignment of Claims Act and regulations promulgated thereunder. Buyer and Seller shall cooperate in assembling and filing for each GSA Lease (i) a letter to the United States General Services Administration or other appropriate agency indicating that Buyer should be recognized as the new lessor under the GSA Leases, and (ii) a novation agreement and other attachments thereto required to be provided under the Federal Acquisition Regulation System as attachments to novation agreement or reasonably requested by the Government contracting officer. The parties shall utilize commercially good faith efforts to obtain Government execution of each novation agreement promptly after Closing. Buyer agrees to provide all documentation and signature required for novation agreement requests.

(b) Norman Pointe II GSA Lease. The GSA Lease for approximately 244,561 square feet at Norman Pointe II (the “NP GSA Lease”) is scheduled to commence on June 6, 2011. The GSA Tenant has the right to terminate NP GSA Lease at the end of the third lease year. In the event the GSA Tenant exercises such termination option, DRLP shall master lease the NP GSA Lease space (the “Master Lease Space”) from Buyer for the remainder of the initial term of the NP GSA Lease. Upon receipt of notice from the GSA Tenant that it intends to exercise the termination option, Buyer and Seller shall enter into a master lease agreement (the “Master Lease”) in a form reasonably acceptable to Buyer and DRLP and containing, among other provisions, the following terms and conditions: (i) a lease term that commences on the date that the NP GSA Lease terminates and expires on the date that the NP GSA Lease initial term would have expired if the termination option had not been exercised, (ii) grants to the master tenant full and exclusive possession and control of the Master Lease Space, including, but not limited to, possession and control for the purpose of leasing the Master Lease Space, and (iii) provides that master tenant shall, during the term, pay to master landlord monthly base rent and operating expenses and additional rent in the amounts that would have been payable under the NP GSA Lease for the same time period. The monthly rent paid under the Master Lease shall be reduced by the portions of the Master Lease Space that are leased to third parties during the term of the Master Lease, provided that DRLP shall guaranty the obligations under each third party lease to the extent of DRLP’s obligations under the Master Lease. All third party leases of the Master Lease Space shall be subject to prior approval of Buyer in accordance with the terms and conditions governing new leases set forth in the Operating Agreement.

The provisions of this Article 7 shall survive the Closings.

ARTICLE 8. Buyer’s Conditions to Closing

(a) Conditions. Buyer’s obligation to close under this Agreement is subject to the satisfaction of all of the following conditions (any one of which may be waived in whole or in part by Buyer by notice given in accordance with Article 19) at or prior to Closing), which conditions shall be applied to each of the Closings and the particular Projects included therein:

(i) Seller shall have performed and satisfied each and all of Seller’s obligations under this Agreement with respect thereto.

(ii) Each and all of Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects at the Effective Date and the Closing Date.

(iii) Seller shall have delivered to Buyer the Tenant Estoppel Certificates from (i) any Tenant that leases 15,000 or more of the rentable square footage in any one Building (collectively, the “Major Tenants”); and (ii) such other Tenants who, together with the Major Tenants, lease at least eighty-five percent (85%) of the leased rentable square feet of the Projects in the aggregate for each Tranche. Each tenant estoppel certificate shall be in the form required by such Tenant’s Lease or substantially in the form attached hereto as Exhibit F (each, a “Tenant Estoppel Certificate”). Any qualification of any assertion in the Tenant Estoppel Certificate regarding the status of the performance of any of landlord’s obligations under a Lease that such assertion is made “to Tenant’s knowledge” or similar qualification made by a Tenant shall be acceptable. A standard Statement of Lease from any GSA Tenant shall be deemed acceptable in lieu of a Tenant Estoppel Certificate. Any Lease that terminates or expires within thirty (30) days after the Closing Date shall not be included in the calculation of the required Tenant Estoppel Certificates, and Seller shall not be required to deliver a Tenant Estoppel Certificate from such Tenants.

(iv) Title Insurer shall be prepared, and irrevocably committed, to issue an ALTA Owners Title Insurance Policy for each Project, to be dated effective no earlier than the Closing Date, that (i) is in the form customarily used for similar transactions in state in which the Project is located, (ii) is in at least the face amount of the Purchase Price allocated to such Project, (iii) shows fee title to the Project to be vested of record in Buyer (or a SPE owned in its entirety by the Buyer or a DHSPE), and (iv) provides for no title exceptions other than the Permitted Exceptions.

(v) Following the Effective Date, no Major Tenant has commenced a voluntary case or been the subject of a petition for involuntary bankruptcy under the United States Bankruptcy Code (Title 11 of the United States Code).

(vi) The rights of third parties to purchase one or more Projects shall have been waived, including, without limitation, the right of purchase listed on Exhibit O attached hereto. If any purchase right is exercised by a third party, this Agreement shall terminate as to such Project or Projects and this Agreement shall otherwise continue in full force and effect, and upon such termination Buyer will receive a refund of the Earnest Money allocable to such Project or Projects from Escrow Agent and the parties shall have no further rights or obligations hereunder with respect to the applicable Project(s), except for those which expressly survive such termination.

(vii) With respect to each of the Tranche 2 Closing and the Tranche 3 Closing, the condition more fully described on Exhibit P attached hereto (the “Capital Contingency”).

(viii) The satisfaction of the conditions precedent set forth in Exhibit Q attached hereto (the “Additional Buyer Conditions”).

Upon learning of a failure of a condition in this Article 8, or any other condition in this Agreement, Buyer shall promptly notify Seller thereof, and Seller shall have thirty (30) days to cure said failure, or in the event that the failure of the condition cannot be cured within thirty

(30) days, provided that Seller shall have commenced to cure such failure within such thirty (30) day period and thereafter shall diligently and continuously prosecuted such cure, the aforesaid thirty (30) day period shall be extended for an additional sixty (60) days (“Condition Cure Period”), and the Closing Date shall be extended for a period not to exceed the Condition Cure Period. If on the Closing Date (as may be extended hereby) the conditions of this Article 8 have not been satisfied, then, at Buyer’s option, Buyer shall not be obligated to close on the Project for which the condition(s) has not been satisfied, the Earnest Money for the applicable Project shall be returned to Buyer and the parties shall have no further rights or obligations with respect to such Project, except those which expressly survive the termination of this Agreement. The failure of a condition set forth in this Article 8 shall not be deemed a breach of this Agreement, unless such failure is a default in another express provision of this Agreement.

ARTICLE 9. Seller’s Conditions to Closing

(a) Conditions. Seller’s obligation to close under this Agreement is subject to the satisfaction of all of the following conditions (any one of which may be waived in whole or in part by Seller by notice given in accordance with Article 19) at or prior to Closing), which conditions shall be applied to each of the Closings and the particular Projects included therein:

(i) Buyer shall have performed and satisfied each and all of its respective obligations under this Agreement and the representations and warranties of Buyer hereunder shall be true and correct in all material respects at the Effective Date and the Closing Date.

(ii) The rights of third parties to purchase one or more Projects as listed on Exhibit O, attached hereto shall have been waived. If any purchase right is exercised by a third party, this Agreement shall terminate as to such Project or Projects and this Agreement shall otherwise continue in full force and effect, and upon such termination Buyer will receive a refund of the Earnest Money allocable to such Project or Projects from Escrow Agent and the parties shall have no further rights or obligations hereunder with respect to the applicable Project(s), except for those which expressly survive such termination.

ARTICLE 10. Closings

(a) Time. Each of the Tranche 1 Closing, the Tranche 2 Closing and the Tranche 3 Closing shall take place in escrow with the Escrow Agent at 10 a.m. Eastern Time on the applicable closing date designated in this Agreement, or at such other location or time as Seller and Buyer shall mutually designate.

(b) Seller Closing Deliveries. At each Closing, Seller shall deliver the following documents for each applicable Project, in the form reasonably satisfactory in form and substance to Seller, Buyer and, where applicable, the Title Insurer, properly executed and acknowledged as required:

(i) The Deed or the Assignment of Membership Interest;

(ii) A certification of non-foreign status in the form attached hereto as Exhibit K;

(iii) Evidence reasonably satisfactory to the Title Insurer respecting the due organization of Seller, and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder;

(iv) An affidavit of title or other affidavit customarily required of Seller by the Title Insurer to remove the standard mechanics’ liens and parties in possession exceptions from an owner’s title insurance policy and, if the Project will be acquired by an Assignment of Membership Interest, such instruments as may be reasonably required by the Title Insurer to issue a non-imputation endorsement;

(v) A Closing Statement, prepared by Seller and agreed to by Buyer (the “Closing Statement”);

(vi) An Assignment and Assumption Agreement assigning and transferring to Buyer all right, title and interest of Seller in and to the Leases for the Project (except for the GSA Leases), the Security Deposits, the Commission Agreements, the Service Contracts and other items and substantially in the form attached hereto as Exhibit G (the “Assignment”);

(vii) Original tenant notification letters for each Tenant under a Lease in a form reasonably satisfactory to Seller and Buyer, except for the GSA Tenants, which shall be notified as part of the novation process;

(viii) Such further instructions, documents and information, including, but not limited to a Form 1099-S, as Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement;

(ix) Such transfer tax, certificate of value or other similar documents customarily required of sellers in the jurisdiction in which the Project is located;

(x) If applicable, the original letter of credit and the instruments transferring the same to Buyer pursuant to Article 2(d)(iv);

(xi) If the Project is located within a planned unit development governed by a declaration of covenants, conditions and restrictions (“CCRs”), Seller will use commercially reasonable efforts to obtain and deliver an estoppel certificate addressed to the Buyer, dated not earlier than thirty (30) days before the date of the Closing, from the declarant or property owners’ association having jurisdiction over the Project indicating that (i) no fees or assessments levied against the Project are unpaid, (ii) to the knowledge of the certifying party, the Project is not in violation of the CCRs and (iii) any right of first refusal or first offer under the CCRs has been waived with respect to the conveyance of the Project to the Buyer;

(xii) A “bring down” certificate with respect to the representations and warranties of Seller set forth in Article 14(c);

(xiii) A quitclaim bill of sale and general assignment transferring to the Buyer all right, title and interest of Seller in and to the Personal and Intangible Property and substantially in the form attached hereto as Exhibit M (the “Bill of Sale”);

(xiv) The property manager’s counterpart of the Property Management Agreement in the form attached as Exhibit A to the Operating Agreement (“Management Agreement”); and

(xv) Such other documents or instruments reasonably necessary to consummate the Closing.

Notwithstanding anything to the contrary contained herein, in the event that Seller elects to effectuate a transfer of the entire ownership of a Project to the Buyer pursuant to Article 2(b), by an assignment of membership interest in an SPE in which Seller is the sole member, said transfer shall occur by the Assignment of Membership Interest in lieu of the Deed, the Assignment and the Bill of Sale.

(c) Buyer Closing Deliveries. At each Closing, Buyer shall deliver the following documents for each applicable Project, reasonably satisfactory in form and substance to Seller, Buyer and, where applicable, the Title Insurer, properly executed and acknowledged as required:

(i) For each Project, the Purchase Price less the applicable Earnest Money in immediately available funds, subject to the prorations provided for in this Agreement;

(ii) Evidence reasonably satisfactory to the Title Insurer respecting the due organization of Buyer (and any wholly-owned subsidiary of Buyer that will hold title if applicable) and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder;

(iii) Original counterparts of the Closing Statement and the Assignment;

(iv) Such further instructions, documents and information, including, but not limited to a Form 1099-S, as Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement;

(v) Such transfer tax, certificate of value or other similar documents customarily required of buyers in the county in which the Project is located;

(vi) A “bring down” certificate with respect to the representations and warranties of Buyer set forth in Article 14(a);

(vii) If applicable, each Assignment of Membership Interest;

(viii) The counterpart of the Management Agreement; and

(ix) Such other documents or instruments reasonably necessary to consummate the Closing.

ARTICLE 11. Default

(a) Seller Default. In the event of a default by Seller under the terms of this Agreement which is not cured by Seller within five (5) business days after receipt of written notice thereof given by Buyer, Buyer’s sole and exclusive remedies shall be to either: (a) partially terminate this Agreement with respect to the Project or Projects for which Seller is in default, however that such partial termination shall only affect the Project or Projects for which Seller is in default, and the Agreement shall otherwise continue in full force and effect, and upon such termination Buyer will receive a refund of the Earnest Money allocable to such Project or Projects from Escrow Agent and the parties shall have no further rights or obligations hereunder with respect to the applicable Project(s), except for those which expressly survive such termination, or (b) provided Buyer has tendered all of its required closing documents and has the funds available to close on or before the scheduled closing date, seek specific performance of Seller’s obligations under this Agreement with respect to the Project or Projects for which Seller is in default; provided that any action by Buyer for specific performance must be filed, if at all, within sixty (60) days after Seller’s default, and the failure to file within such period shall constitute a waiver by Buyer of such right and remedy. If Buyer shall not have filed an action for specific performance within the aforementioned time period, Buyer’s sole remedy shall be to terminate this Agreement in part in accordance with clause (a) above and to exercise any other remedies available to it under the Operating Agreement or any other agreement between Buyer and Seller. Other than the remedies set forth herein, Buyer waives all other claims and causes of action against Seller for breach of Seller’s obligations.

(b) Buyer Default. In the event of a default by Buyer under the terms of this Agreement which is not cured by Buyer within five (5) business days after receipt of written notice thereof given by Seller, Seller may, as its sole and exclusive remedy, partially terminate this Agreement with respect to the Project or Projects for which Buyer is in default, however that such partial termination shall only affect the Project or Projects for which Buyer is in default, and the Agreement shall otherwise continue in full force and effect, and upon such termination the Escrow Agent shall disburse the Earnest Money allocable to such Project or Projects for which Buyer is in default to Seller, and Seller shall be entitled to retain such Earnest Money, whereupon the parties shall have no further rights or obligations hereunder with respect to the applicable Project, except for those which expressly survive such termination. It is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Earnest Money allocable to such Project or Projects constitutes a reasonable liquidation of such damages for failure to close with respect to such Project, and is intended not as a penalty, but as liquidated damages. This provision shall expressly survive the termination of this Agreement. This provision shall expressly survive the termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall waive or diminish any right or remedy Seller may have at law or in equity for Buyer’s default or breach of Article 4 of this Agreement.

ARTICLE 12. Entire Agreement

The parties understand and agree that their entire agreement regarding the purchase and sale of the Projects is contained herein and that no warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Agreement. It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Agreement. This Agreement may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

ARTICLE 13. Damage or Destruction; Condemnation

(a) Casualty. In the event of any damage or destruction of one or more of the Projects, then, as long as: (i) the damage or destruction was fully insured (or if Seller agrees to pay for the entire cost of repairing said damage or destruction if it was not insured (or was underinsured)), (ii) all abatements of rent due to the Tenants as a result of such damage or destruction are reimbursed by rent loss insurance or a binding, unconditional agreement by Sellers in form and substance satisfactory to Buyer to cover such abatement, (iii) Seller pays to the Buyer any applicable deductible, (iv) the damage or destruction would not permit the Tenant of such Project(s) to terminate its Lease, and (v) the repairs and restoration can be fully completed within one hundred fifty (150) days after the damage or destruction then Seller, the Buyer and Buyer shall proceed to Closing. If the conditions of subsections (i), (ii) (iii), (iv) and (v) above are not satisfied, then, within twenty (20) days after Seller confirms in writing to Buyer of the failure of said conditions, Buyer may elect to proceed to Closing (and Seller shall assign to the Buyer any rights of Seller to any insurance proceeds, if any), or partially terminate this Agreement as to the affected Project, however that such partial termination shall only affect the Project or Projects for which the damage or destruction has occurred, and this Agreement shall otherwise continue in full force and effect. Upon such partial termination, Buyer will receive a refund from Escrow Agent of the applicable portion of the Earnest Money.

(b) Condemnation. If all or part of a Project is taken by condemnation, eminent domain or by agreement in lieu thereof, or any proceeding to acquire, take or condemn all or part of a Project is threatened or commenced (collectively, a “Taking”), which allows a Tenant to terminate its Lease (and said Tenant does not agree to waive its termination right) or affects more than ten percent (10%) of an affected Project or would restrict (on a permanent basis) ingress and egress to and from the Project or result in a permanent loss of five percent (5%) or more of the parking spaces at the Project (the occurrence of any of the foregoing Takings being hereinafter referred to as a “Material Taking”), Buyer may either (1) partially terminate this Agreement as to the affected Project and receive a refund from Escrow Agent of the applicable portion of the Earnest Money, and this Agreement shall otherwise remain in full force and effect, or (2) proceed to Closing in accordance with the terms hereof, without reduction in the Aggregate Purchase Price. If Seller has received payments from the condemning authority and if Buyer elects to proceed to Closing, Seller shall credit the amount of said payment (not already used by Seller to repair any damage from said condemnation) against the Aggregate Purchase Price at the Closing. If a Taking is not a Material Taking, then the parties shall proceed to Closing in accordance with the terms hereof, without reduction in the Aggregate Purchase Price, and Seller shall credit the amount of said payment (not already used by Seller to repair any damage from said condemnation) against the Aggregate Purchase Price at the Closing.

(c) Notice. Seller shall immediately notify Buyer of any damage or destruction to a Project or any notice received by Seller regarding the threatening of or commencement of condemnation or similar proceedings.

ARTICLE 14. Representations and Warranties

(a) Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as of the Effective Date as follows:

(i) Buyer is a duly organized and validly formed limited liability company under the laws of the State of Delaware and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

(ii) The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Buyer and the signatories hereto. To Buyer’s knowledge, the consummation of the transaction herein contemplated and the compliance by Buyer with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Buyer is bound.

(iii) Executive Order. Buyer is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person” (as defined below), (b) to Buyer’s actual knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Buyer’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Buyer (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(b) Survival. The representations and warranties of Buyer in Article 14(a) shall survive the Closings for a period of one hundred eighty (180) days. As used in Article 14(a), the phrase “Buyer’s actual knowledge” or any derivation thereof shall mean the actual knowledge of Nicholas C. Anthony, Senior Vice President of Duke Realty Corporation, the general partner of Duke Realty Limited Partnership, the Managing Member of Duke Hulfish.

(c) Representations and Warranties of Seller. Subject to the disclosures expressly set forth in Exhibit H attached hereto and made a part hereof (the “Disclosure Items”) or matters disclosed in the Seller Deliveries, Seller hereby represents and warrants to Buyer as of the Effective Date as follows:

(i) Lease Exhibit. The only leases or other occupancy agreements to which Seller is a party or is bound affecting any Project are set forth in the Lease Exhibit attached hereto as Exhibit I (the “Lease Exhibit”). The Lease Exhibit shall from time to time be updated pursuant to matters permitted under the terms of Article 6, and each update shall not constitute a breach of warranties, provided that any new matters are permitted hereunder. With respect to each Project included in a Closing, at the Closing, Seller shall provide an updated version of the Lease Exhibit for attachment as an exhibit to the Assignment. With respect to each Lease set forth in the Lease Exhibit, (i) the Lease is in full force and effect and has not been further amended or modified except as otherwise set forth in the Lease Exhibit, or from time to time permitted under the terms of Article 6, and (ii) no Tenant has notified Seller, in writing: (A) requesting a reduction in the rent payable under the Lease, (B) advising Seller that the Tenant intends to assign its interest under the Lease, (C) requesting any modification or termination of the Lease or (D) indicating that such Tenant has commenced a voluntary case or has had entered against it an order for relief under the U.S. Bankruptcy Code (Title 11 of the United States Code).

(ii) Agreements. Seller has not entered into any management agreement, or agreement for provision of services or supplies, or other contract which will be binding on the Buyer or any Project after the applicable Closing except for the service contracts listed in Exhibit J attached hereto (to the extent assignable), the Leases and matters of public record set forth in the title commitments issued by the Title Insurer and provided to Buyer. Seller has not entered into any leasing commission agreements that have outstanding obligations for payment of commissions by the landlord that shall be binding on Buyer except as set forth on Exhibit J. Exhibit J shall from time to time be updated pursuant to matters permitted under the terms of Article 6, and such updates shall not constitute a breach of warranties.

(iii) No Litigation/Violations. There are no pending nor has Seller received written notice of any threatened claims, litigation, suits, administrative hearings, notices of violation, actions or proceedings by any organization, person, individual or governmental agency against Seller or any of its affiliates with respect to a Project or against a Project that may (i) materially impair Seller’s ability to perform its obligations under this Agreement, or (ii) impose on the Buyer a monetary obligation in excess of $25,000.00.

(iv) Authority. DRLP is a duly organized and validly formed limited partnership under the laws of the State of Indiana, is qualified to do business in the state in which the DRLP Projects are located and is not subject to any involuntary proceeding for dissolution or liquidation thereof. DRO is a duly organized and validly formed general partnership under the laws of the State of Indiana, is qualified to do business in the State of Ohio and is not subject to any involuntary proceeding for dissolution or liquidation thereof. DSF is a duly organized and validly formed limited liability company under the laws of the State of Delaware, is qualified to do business in the State of Florida and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

(v) Non-Foreign Status. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto.

(vi) Authority of Signatories; No Breach of Other Agreements, etc. The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Seller and the signatories hereto. To Seller’s knowledge, the consummation of the transaction herein contemplated and the compliance by Seller with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Seller is bound.

(vii) Executive Order. (a) Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person” (as defined below), (b) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(viii) Condemnation. There are no pending nor has Seller received written notice of any threatened suits, actions or proceedings with respect to all or part of any Project for condemnation.

(ix) Environmental. Seller has received no written notice (that remains uncured) from any governmental agency requesting that either the owner or Tenant of any Project undertake any corrective or remedial action or requiring any payment for violation of any applicable environmental law, rule, regulation, directive or code.

(x) Tax Abatements. Seller has received no written notice (that remains uncured) from any governmental agency asserting a violation under or the termination of any existing tax abatement for any Project, which tax abatement agreements are in full force and effect.

(xi) Minnesota. With respect to each Project located in the State of Minnesota, to Seller’s knowledge, (A) there is no “well” located on the Project pursuant to Minn. Stat. § 103.1, (B) there is no “individual sewage treatment system” pursuant to Minn. Stat. § 115.55 on or serving the Project and (C) methamphetamine production has not occurred on the Project, which representation is intended to satisfy the requirements of Minn. Stat. 8 152.0275.

(d) Survival. The representations and warranties of Seller in Article 14(c) shall survive the Closings for a period of one hundred eighty (180) days.

(e) Seller’s Knowledge. As used herein, the phrase “Seller’s knowledge” or any derivation thereof shall mean the actual knowledge of: (i) Nicholas C. Anthony, Senior Vice President of Duke Realty Corporation, and, (ii) as to each Project individually, each senior vice president of Seller that has primary responsibility for one or more Projects (with respect to the Project or Projects for which he or she has such responsibility), and all such individuals being officers of Duke Realty Corporation, the general partner of DRLP. It shall be a condition to each Closing that the representations and warranties contained in Article 14(c) are true and correct in all material respects at Closing with respect to the Projects applicable thereto. In the event that Seller or Buyer obtains actual knowledge that any of said representations or warranties becomes inaccurate between the Effective Date and any applicable date of Closing, Seller or Buyer, as applicable, shall immediately notify the other party in writing of such change (a “Notice of Inaccuracy”). The Closing for the applicable Project shall be automatically extended up to thirty (30) days in order to allow Seller to cure such change if Seller elects, by written notice delivered to Buyer within five (5) business days after Seller’s receipt of a Notice of Inaccuracy. In the event Seller so cures such change by the applicable date of Closing (as the same may be extended pursuant to this Article 14), this Agreement shall remain in full force and effect. If Seller does not cure such change by the applicable date of the Closing (as the same may be extended pursuant to this Article 14), Buyer may either (a) partially terminate this Agreement by written notice to Seller, however that such partial termination shall only affect the Project for which a representation or warranty of Seller is inaccurate, and this Agreement shall otherwise continue in full force and effect, in which case the portion of the Earnest Money applicable to such Project shall be returned to Buyer and the parties shall have no further rights or obligations for such Project, except for those which expressly survive such termination, or (b) waive such right to terminate by proceeding with the Closing pursuant to the remaining terms and conditions of this Agreement without any reduction in the Aggregate Purchase Price. In the event Buyer elects option (b) in the preceding sentence, the representations and warranties shall be deemed to be automatically amended to reflect said change. In the event a Notice of Inaccuracy is given by Seller to Buyer, the parties shall have the same rights and remedies as in the case of a Notice of Inaccuracy given by Buyer to Seller.

ARTICLE 15. Disclaimer

Subject to the express representations of Seller in Article 14(c) or in the documents delivered by Seller pursuant to Article 10(b), it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Projects, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Projects with governmental laws, the truth, accuracy or completeness of the documents or any other information provided by or on behalf of Seller to Buyer, or any other matter or thing regarding the Projects. Subject to the express representations of Seller in Article 14(c) or in the documents delivered by Seller pursuant to Article 10(b), Buyer acknowledges and agrees that upon the Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Projects “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent otherwise expressly provided in this Agreement. Subject to the express representations of Seller in Article 14(c) or in the documents delivered by Seller pursuant to Article 10(b), Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any expressed or implied warranties, guaranties, statements, representations or information pertaining to the Projects or relating thereto (including specifically, without limitation, Seller’s Deliveries) made or furnished by Seller, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of each Project, including but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary (subject to the limitations of Article 4) to satisfy itself as to the condition of each Project and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from each Project, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement or in the documents delivered by Seller pursuant to Article 10(b). Subject to the express representations of Seller in Article 14(c) or in the documents delivered by Seller pursuant to Article 10(b), upon each Closing, Buyer shall assume the risk that adverse matters relating to each Project, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer’s investigations.

ARTICLE 16. Limitation of Liability

Notwithstanding anything to the contrary contained herein, after the Closings: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed Three Percent (3.0%) of the Aggregate Purchase Price; and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above. This provision shall expressly survive the Closings or the termination of this Agreement.

ARTICLE 17. Broker

Each party represents hereby to the other that it dealt with no broker other than CB Richard Ellis (the “Broker”) in the consummation of this Agreement and each party indemnifies the other from any claim arising from the failure of such representation by the indemnifying party. Any compensation due to Broker shall be the sole responsibility of, and be timely paid by, Seller. This Article 17 shall expressly survive the Closings.

ARTICLE 18. Recording

It is agreed hereby that this Agreement shall not be filed for recording with any governmental body.

ARTICLE 19. Notices

Any notice or communication which may be or is required to be given pursuant to the terms of this Agreement shall be in writing and shall be sent to the respective party at the address set forth below, postage prepaid, by Certified Mail, Return Receipt Requested, or by a nationally recognized overnight courier service that provides tracing and proof or receipt of items mailed or by facsimile transmission with a hard copy sent by mail, or to such other address as either party may designate by notice similarly sent. Notices shall be effective upon receipt.

To Seller or Buyer:	Duke Realty Corporation 600 E 96th Street, Suite 100 Indianapolis, IN 46240 Attn: Nick Anthony Telecopy: (317) 808-6794

With a copy to:	Duke Realty Corporation 3950 Shackleford Road, Suite 300 Duluth, GA 30096 Attn: Ann Banta Kustoff, Esq. Telecopy: (770) 717-2413

To Buyer:	CBRE Operating Partnership, L.P. c/o CB Richard Ellis Realty Trust 17 Hulfish Street, Suite 280 Princeton, New Jersey 08542 Attn: Jack A. Cuneo Telecopy: (609) 683-8684

With copy to:	CB Richard Ellis Investors, LLC 800 Boylston Street #1475 Boston, Massachusetts 02199 Attn: Gary R. Jaye Telecopy: (617) 425-2801

With an additional copy to	K&L Gates LLP 599 Lexington Avenue New York, New York 10022-6030 Attn: Jeffrey H. Weitzman, Esq. Telecopy: (212) 536-3901

ARTICLE 20. Captions; Exhibits

The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof. All Exhibits attached to this Agreement are made a part hereof and incorporated herein.

ARTICLE 21. Successors and Assigns

Subject to the restrictions in Article 25 below, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

ARTICLE 22. Governing Law

The laws of Delaware shall govern the validity, construction, enforcement and interpretation of this Agreement generally and, with respect to each specific Project, the laws of the state where the Project is located.

ARTICLE 23. Multiple Counterparts

This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts shall constitute this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

ARTICLE 24. Confidentiality

Buyer, its members, and its representatives shall hold in confidence all data and information relating to the Projects, Seller or its business, whether obtained before or after the execution and delivery of this Agreement, in accordance with that certain Confidentiality Agreement signed by CB Richard Ellis Realty Trust, an affiliate of CBOP and dated February     , 2010, the terms and conditions of which are hereby incorporated into this Agreement and which Buyer hereby assumes and reaffirms. The term of the Confidentiality Agreement is hereby extended until the earlier of (a) the Tranche 3 Closing, (b) termination of this Agreement, and (c) the date that is one (1) year after the Effective Date. In addition, Buyer and Seller agree to keep the terms and provisions of this Agreement confidential and not to disclose the terms thereof. Notwithstanding the foregoing, each of Seller and Buyer shall have the right to disclose such data and information: (i) to the officers, directors, trustees, partners and employees of it, (ii) to its attorneys, accountants, environmental consultants, engineers and advisers, participating in the investigation and analysis of the Projects, (iii) in order to comply with any governmental order, rule, regulation, subpoena, regulatory authority requirement or request, (iv) in order to enforce any rights or remedies of it under this Agreement, or (v) in an announcement to the general public upon execution of this Agreement or the consummation of any one or more of the

Closings hereunder, provided that the parties shall reasonably cooperate in coordinating the timing and content of the announcement. In the event of a breach or threatened breach by Buyer or its representatives of this Article 24, Seller shall be entitled to all remedies set forth in the Confidentiality Agreement. Nothing in this Agreement shall be construed as prohibiting Seller or Buyer from pursuing any other available remedy at law or in equity for such breach or threatened breach of this Article 24. In addition, it is understood that DRLP is both a member of Duke Hulfish and an affiliate of DSF and DRO, with knowledge of all data and information relating to the Projects, DSF and DRO and the business of each constituent of Seller. Any breach of the provisions of this Article 24 by DRLP shall not be applied to Buyer. The provisions of this Article 24 shall survive the Closing and any termination of this Agreement.

ARTICLE 25. Prohibition Against Assignment

Except as hereinafter set forth, Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Buyer shall have the right, upon written notice to Seller, but without Seller’s consent, to assign its rights under this Agreement to an entity owned or controlled, directly or indirectly, by Buyer or Duke Hulfish; provided, that Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment, and any assignment shall benefit and be binding upon the parties hereto and their respective successors and assigns.

ARTICLE 26. Financial Accounting Statement

Seller agrees to cooperate with Buyer after the Closing in connection with the preparation and delivery of an audit letter and credit statements required under FAS 141, including making Seller’s books and records relating to the Projects available to Buyer for inspection, copying and audit by Buyer’s representatives at Buyer’s expense. The provisions of this Article shall survive the Closings.

ARTICLE 27. Waiver of Jury Trial

EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

ARTICLE 28. Radon Gas Notice

PURSUANT TO FLORIDA STATUTES SECTION 404.056(8), SELLER HEREBY MAKES, AND BUYER HEREBY ACKNOWLEDGES, THE FOLLOWING NOTIFICATION:

RADON GAS: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL

INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument as of the day and date first written above.

SELLER:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Duke Realty Corporation, an Indiana corporation, its general partner

	By:	/s/ Angela Hsu
	Name:	Angela Hsu
	Title:	Vice President

DUKE SECURED FINANCING 2009-1PAC, LLC, a Delaware limited liability company

By:	Duke Realty Limited Partnership, an Indiana limited partnership, its sole member

	By:	Duke Realty Corporation, an Indiana corporation, its general partner

		By:	/s/ Angela Hsu
		Name:	Angela Hsu
		Title:	Vice President

DUKE REALTY OHIO, an Indiana general partnership

By:	Duke Realty Limited Partnership, an Indiana limited partnership, a general partner

	By:	Duke Realty Corporation, an Indiana corporation, its general partner

		By:	/s/ Angela Hsu
		Name:	Angela Hsu
		Title:	Vice President

BUYER:

DUKE/PRINCETON, LLC, a Delaware limited liability company

By:	Duke/Hulfish, LLC, a Delaware limited liability company, its sole member

	By:	Duke Realty Limited Partnership, an Indiana limited partnership, its managing member

		By:	Duke Realty Corporation, an Indiana corporation, its general partner

			By:	/s/ Angela Hsu
			Name:	Angela Hsu
			Title:	Vice President

CBOP hereby acknowledges and agrees that it is solely responsible for delivery of the Earnest Money deposit and the payment of all due diligence costs incurred by Buyer.

CBOP:

CBRE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	CB Richard Ellis Realty Trust, a Maryland real estate investment trust, its general partner

	By:	/s/ Jack A. Cuneo
	Name:	Jack A. Cuneo
	Title:	President and Chief Executive Officer